Exhibit 5.1

Norton Rose Fulbright US LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

October 31, 2016

DXP Enterprises, Inc.

7272 Pinemont Drive

Houston, Texas 77040

Re:     DXP Enterprises, Inc. – Offering of 2,484,000 Shares of Common Stock

Ladies and Gentlemen:

At your request, we have examined (i) the Registration Statement on Form S-3 (No. 333-213227) (the “Registration Statement”) of DXP Enterprises, Inc., a Texas corporation (the “Company”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on August 19, 2016 and declared effective on August 26, 2016, and (ii) the related base prospectus, which forms a part of and is included in the Registration Statement, the preliminary prospectus supplement filed with the SEC on October 20, 2016, and the related prospectus supplement, dated October 25, 2016 and filed with the SEC on October 26, 2016 (collectively, the “Prospectus”), in connection with the offer and sale to the public through Stephens Inc., as the representative of the several underwriters, of 2,484,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (which includes 324,000 shares of Common Stock to be issued in connection with exercise of the over-allotment option specified in the Underwriting Agreement (as defined below)) (collectively, the “Shares”). The Shares will be issued and sold pursuant to the Underwriting Agreement, dated October 25, 2016, entered into among the Company and the underwriters named on Schedule I thereto (the “Underwriting Agreement”).

In connection with this opinion, we have made such investigations of law as we have deemed appropriate and we have examined originals, or copies certified or otherwise identified to our satisfaction, of the restated articles of incorporation and bylaws, in each case as amended, of the Company, and such other documents, certificates, records, and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, portable document, photostatic, or other electronic copies, and the authenticity of the originals and delivery by the parties thereto of all documents submitted to us as copies. As to all questions of fact that are material to this opinion and that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials, and we have assumed the factual representations set forth in the foregoing are accurate as of the date hereof.

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DXP Enterprises, Inc. October 31, 2016 Page 2

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance and, upon the issuance of payment for and delivery of the Shares in accordance with the Registration Statement, the Prospectus and the Underwriting Agreement, such Shares will be validly issued, fully paid, and non-assessable. We do not by this letter express any other opinion with respect to the Shares or any other matter.

The opinions expressed herein are limited to the applicable provisions of the laws of the State of Texas and the federal laws of the United States of America, and the rules and regulations and reported judicial and regulatory determinations thereunder, and we express no opinion with respect to the laws of any other state or jurisdiction. We expressly disclaim any obligation to advise you of any change in law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

We hereby consent to (i) the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with respect to the offering of the Shares, (ii) the incorporation by reference of this opinion into the Registration Statement, and (iii) to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under the Securities Act or the rules or regulations of the SEC thereunder.

Respectfully submitted,

/s/ NORTON ROSE FULBRIGHT US LLP

NORTON ROSE FULBRIGHT US LLP